Calculation of Filing Fee Tables
S-8
Investar Holding Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $1.00 par value per share, ("Common Stock") to be issued in connection with the Second Amended and Restated Investar Holding Corporation 2017 Long-Term Incentive Compensation Plan (the "Plan").	457(a)	600,000	$ 28.25	$ 16,950,000.00	0.0001381	$ 2,340.80
Total Offering Amounts:						$ 16,950,000.00		$ 2,340.80
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,340.80
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock. (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, and calculated based on the average of the high ($28.47) and low ($28.03) prices of the Common Stock as reported by the Nasdaq Stock Market on May 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources